Exhibit 10-a

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is entered into and is effective as of July 3, 2008 by and between NexxNow, Inc., with principal offices at 37 Hamburg Street, East Aurora, NY 14052, (“NexxNow”), Pan Asia Investment Management Company, a Dalian, China registered and licensed company with offices at Suite 41, Yong Zhen Street, Shi Kong District, Dalian, China, 106001 (“Pan Asia”) and Fu Lojen residing at 24 Ren Ming Rd, Dalian, China 116001.

WHEREAS, NexxNow desires to engage Pan Asia to act as its consultant on China matters and Pan Asia is willing to perform the services of consultant and to assist NexxNow in achieving their business objectives in China.

T E R M S:

NOW THEREFORE, in consideration of the mutual premises and covenants contained herein, and other good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties agree as follows:

1.00     Services to be Performed by Pan Asia

1.01
Pan Asia, upon request of the Board of Directors of NexxNow, shall provide advice and management services on all matters concerning and in furtherance of NexxNow’s business plans and operations in China.  Pan Asia will represent NexxNow generally and as and when directed by NexxNow and will do all things necessary to further the business goals of NexxNow in China.

1.02
Pan Asia shall create and manage a national presence in China.  Pan Asia shall at the request of NexxNow manage an office in Dalian, China.  All expenses associated with the Dalian offices will be the responsibility of NexxNow.  All expenses must be pre-approved in writing by NexxNow CEO, Paul Riley.

1.03	Pan Asia shall create and manage one or more Internet websites in China and in the Chinese language, designed to promote and further the goals of NexxNow in China. Content to be approved by NexxNow.

1.04
Pan Asia shall manage and provide a Chinese Advisory Board consisting of four (4) NexxNow approved members to support and advise NexxNow regarding its Chinese business initiatives.  This Advisory Board will be formed and convened within Forty-Five (45) days of this contract.  Compensation and reporting will be at the direction of NexxNow.

1.05
Pan Asia shall create a barter program to transfer NexxNow technology, services and content to the various forms of media in China in exchange for advertising time and space.  Program detail to be approved by NexxNow.

1.06	Pan Asia shall introduce NexxNow to CCTV, foster good business relations with CCTV and assist to secure a favorable business arrangement between NexxNow and CCTV.

1.07	Pan Asia shall promote NexxNow and its products and services in China.

1.08	Pan Asia shall assist in securing local and central government cooperation, permits and licensing needed to further the business goals of NexxNow.

1.09	Pan Asia shall advise on and introduce and provide liaison on and between government, businessmen and investors and NexxNow as requested by NexxNow.

1.10	Pan Asia shall arrange for and provide translation services as required.

1.11	Pan Asia shall receive and escort NexxNow business teams on their visits to China.

1.12	Pan Asia shall travel to the United States of America as and when required by NexxNow.

1.13	Pan Asia shall introduce potential investors to NexxNow.

2.00     Terms & Fees

2.01	The Term shall commence upon the execution date of this agreement and shall expire two years from that date.

   Prior to July 1, 2010, this Agreement may be terminated as follows:
(a)   By NexxNow for Cause. As used herein, the term "Cause" shall mean only the following:  (A) conviction during the Term of a crime involving moral turpitude by Pan Asia, or (B) material, willful or gross misconduct by Pan Asia in the performance of its duties hereunder.

2.02	As compensation for Pan Asia’s services required hereunder, Pan Asia shall be entitled to receive:

(a) Consulting Fee: Pan Asia will be paid Ten Thousand ($10,000) U.S. Dollars per month by bank wire on the 15th of each month commencing upon NexxNow achieving an additional One Million ($1,000,000) U.S. Dollars in paid in capital.

(b) Stock Compensation:  NexxNow shall award Five Hundred Thousand (500,000) shares of NexxNow common stock to Pan Asia upon the execution of this Agreement and appointment of Fu Lo Jen as Chairman of NexxNow’s Chinese Advisory Board.  NexxNow shall award Two Hundred Fifty Thousand (250,000) shares of its common stock to Pan Asia for successful completion of each of the following objectives:

(i) the appointment of Three (3) additional Chinese Advisory Board members, within Forty-Five (45) days from the date of execution of this Agreement, and the construction of and online maintenance of a Chinese hosted NexxNow website (content provided and approved by NexxNow) empowered by NexxNow’s “ACE” (Audience Communication Executable) technology and the operation of the NexxNow Dalian, China-based office (within Six (6) months of execution).  (Two Hundred Fifty Thousand (250,000) shares).

(ii) the attainment of a NexxNow-approved business arrangement involving NexxNow and CCTV (China Central Television Broadcast Channel) provided for via the assistance of Pan Asia (within Six (6) months of execution).  (Two Hundred Fifty Thousand (250,000) shares).

(iii) the attainment of One Million ($1,000,000) U.S. Dollars in “Rate Card” value of acceptable media (TV, Radio, Print advertisement) in exchange for the “ACE” technology at a cost of development to “Rate Card” value ratio of no more than One to Ten (1:10) in Calendar year 2008 and Four Million ($4,000,000) U.S. Dollars in 2009.

(iv) Finder’s Fee: NexxNow will pay a finder’s fee to Pan Asia for the introduction of investors who do invest in NexxNow and its related companies.  The fee will be 5% or as negotiated from time to time.

In the event of the introduction of investors by Pan Asia to NexxNow and their subsequent investment,  NexxNow agrees to dedicate Fifty Percent (50%) of the gross investment less origination commissions and fees, exclusively to the development of it’s Dalian, China operations and under the management of Pan Asia.

The objectives included in each of the individual subsections identified as (i), (ii), (iii) must all be achieved for Pan Asia to earn the respective stock award in each subsection.

Example: (i) must be achieved for the 250,000 share award to be earned. If any objective is not achieved Pan Asia will not earn any shares respective to that subsection.

* The disqualification of any individual subsection award because of non-performance will not void any available opportunity relative to another subsection.

3.00	Representations

3.01	Representations of NexxNow. NexxNow represents, warrants and agrees:

a.
NexxNow has the legal capacity and authority to execute, deliver and perform its obligations under this Agreement.  This Agreement has been duly authorized, executed and delivered by NexxNow and is its legal, valid and binding agreement, enforceable against NexxNow in accordance with its terms.  NexxNow’s execution of this Agreement and the performance of its obligations hereunder do not conflict with or violate the governing documents of NexxNow or any of its affiliates or any obligations of NexxNow or any of its affiliates, whether arising by contract, operation of law or otherwise.

b.
There is not pending or threatened any action, suit or proceeding before or by any court or other governmental body or regulatory authority to which NexxNow or any of its employees or affiliates is or may be a party or any of its properties is or may be subject, and no event has occurred that might affect NexxNow’s ability to execute, deliver and perform its obligations under this Agreement.  Without limiting the foregoing, none of NexxNow and NexxNow’s employees and affiliates

3.02	Representations and Warranties of Pan Asia: Pan Asia represents and warrants to NexxNow and agrees with NexxNow that:

a.
Pan Asia has the legal capacity and authority to execute, deliver and perform its obligations under this Agreement.  This Agreement has been duly authorized, executed and delivered by Pan Asia and is its legal, valid and binding Agreement, enforceable against Pan Asia in accordance with its terms.  Pan Asia’s execution of this Agreement and the performance of its obligations hereunder do not conflict with or violate Pan Asia’s governing documents or any obligations by which Pan Asia is bound, whether arising by contract, operation of law or otherwise.

b.
Pan Asia is authorized to conduct business under the laws of each jurisdiction where it is required to be so authorized, and shall maintain such authorizations during the term of this Agreement if required by applicable law to do so to provide the Services to NexxNow.  Pan Asia shall provide the Services in compliance with all applicable laws and regulations.

4.00    Miscellaneous Terms

4.01	Governing Law. This Agreement and the interpretation and enforcement of the terms of this Agreement shall be governed under and subject to the laws of the State of New York.

4.02
Jurisdiction.  Jurisdiction for court action, court and authorities in the State of New York or the Federal District Court having venue for the State of New York should have jurisdiction over all controversies that may arise with respect to this agreement. NexxNow hereby waives any other venue to which it might be entitled to by virtue of domicile or otherwise and expressly consents and acknowledges that the courts and authorities in the State of New York shall have jurisdiction.

4.03	Authority to Bind. A responsible officer of each party has read and understands the contents of this Agreement and is empowered and duly authorized on behalf of that party to execute it.

4.04
Assignment.  Pan Asia cannot assign all or any portion of its obligations or rights without the written consent of NexxNow.  NexxNow can assign all or any portion of Pan Asia’s obligations or rights without the consent of Pan Asia.

5.00    Limitations on Liability

The obligations of Pan Asia under this Agreement are limited solely to furnishing the Services to NexxNow.  Pan Asia provides the Services without warranty of any kind, either express or implied, including but not limited to the implied warranties of merchantability and fitness for a particular purpose, which Pan Asia disclaims.  Pan Asia does not guarantee or make any representations or warranties regarding the results or benefits of the Services.  NexxNow is responsible for all information, including, but not limited to, NexxNow’s Intellectual Property, that is transmitted, published, distributed, presented or otherwise disseminated in connection with or as a result of the Services.  Pan Asia shall not be liable to NexxNow or any of its shareholders, employees, officers, directors or affiliates for any direct, indirect, consequential, incidental, special or punitive damages, including but not limited to lost profits, loss of opportunity and other damages (collectively “Damages”).

6.00     Independent Contractor

Pan Asia is and will hereafter act as an independent contractor and not as an employee of NexxNow, and nothing in this Agreement may be interpreted or construed to create any employment, partnership, joint venture or other relationship between Pan Asia and NexxNow.  Nothing contained herein shall be considered to create an employer-employee relationship between the parties to this Agreement.  NexxNow shall not make social security, workers’ compensation or unemployment insurance payments on behalf of Pan Asia.  The parties hereto acknowledge and agree that Pan Asia cannot guarantee the results of any of the services rendered or to be rendered by Pan Asia.  Rather, Pan Asia shall conduct its operations and provide its services in a professional manner and in accordance with good industry practice.  Pan Asia will use its reasonable business efforts in providing services to NexxNow.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

NEXXNOW:	PAN ASIA:

By: /s/ Paul Riley	By: /s/ Fu Lojen
Paul Riley, CEO	Fu Lojen, President

FU LOJEN:

By: /s/ Fu Lojen
Fu Lojen